Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into this 4TH day of April, 2016, by and between DNB First, N.A. (the "Company"), and Christopher P. McGill ("Employee") setting forth the terms of Employee's prospective employment with the Company.

W I T N E S S E T H

WHEREAS, DNB Financial Corporation ("DNB"), the parent of the Company, and East River Bank ("ERB") are parties to an Agreement and Plan of Merger, dated as of the date of this Agreement, pursuant to which ERB shall be merged with and into the Company as of the Effective Time (the "Merger"), as defined in such Agreement and Plan of Merger (the "Merger Agreement");

WHEREAS, Employee is currently employed by ERB;

WHEREAS, in connection with the Merger, the Company and Employee have agreed that Employee will be retained and employed by the Company commencing as of the Effective Time of the Merger (the "Start Date"), subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and (a) the mutual promises set forth herein, (b) the provision of a specified term of employment, (c) the access the Company is and will be providing Employee to certain trade secrets, and confidential and proprietary information related to the business of the Company now and in the future, (d) the compensation and benefits provided for in this Agreement, and (e) other good and valuable consideration, and intending to be legally bound, the Company and Employee covenant and agree as set forth below.

1.            Employment.  Upon the terms and conditions set forth herein, the Company hereby agrees to employ Employee as Executive Vice President/Chief Business Development Officer of the Company commencing on the Start Date, and Employee hereby accepts such employment, but only if (a) the Employee remains employed by ERB from the date hereof until the Effective Time of the Merger; and (b) the Employee does not engage in conduct constituting Cause (as defined below) with respect to his employment with ERB from the date hereof until the Effective Time of the Merger.  If either of these conditions is not satisfied, this Agreement shall be null and void and of no effect whatsoever.

2.            Duties.  Employee agrees to perform such duties and responsibilities consistent with his position and other such duties for the Company that are consistent with Employee's background, training and experience and as shall from time to time be assigned to or required of him by the Company.  Employee's duties shall include, but not be limited to being involved in the strategic planning process for the Company as well as revenue generation through the development of meaningful customer relationships across all company lines of business, and service on the following management committees: executive management, credit policy, asset/liability and pricing.  Employee shall report directly to the President and Chief Executive Officer of the Company.  Employee shall devote his best efforts and substantially all of his working time, energy and skill, in performing his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company.  While an employee of the Company, Employee will not accept any outside employment or assume any other business affiliations except with the prior written consent of the Company; provided, however, that nothing herein shall be construed as precluding him from devoting a reasonable amount of time to civic, charitable, trade association, political and similar activities as long as such activities do not materially interfere with Employee's duties hereunder.

3.            Term.  Employee's employment with the Company is for a term commencing on the Start Date and ending on the three-year anniversary thereof (the "Term").  Employment following the Term, if any, will be on an at-will basis.

4.            Compensation.

(a)            Initial Base Salary.  Employee will be paid an annual base salary of $220,000 (the "Base Salary").  The Base Salary will be paid in accordance with the Company's regular payroll practices, subject to such payroll withholdings and deductions as may be required by law.

(b)            Bonus Eligibility.  Employee will participate in the Company's Executive Incentive Program and be eligible to receive bonuses in accordance with the terms and conditions of such Program as administered by the Board of Directors of the Company.  For the calendar year that includes the Start Date, Employee shall be entitled to a pro-rated bonus, if any, under such Program based on the number of days of his employment by the Company during that calendar year.  In all events the Employee will be entitled to an annual bonus of at least $15,000, with a supplement as necessary to the amount, if any, of the bonus awarded under the Executive Incentive Program for the year involved to achieve such minimum.  Such minimum shall be prorated for any period of employment with the Company for less than a full calendar year, except that there shall be no minimum bonus in the event that the Employee's employment is terminated for Cause.

5.            Benefits.  Employee shall be entitled to participate in all employee related benefit programs which are provided to similarly situated employees of the Company.  The Company reserves the right from time to time, to amend in any respect and/or to terminate any and all benefits and benefit plans.

6.            Car Allowance.  Employee shall be entitled to a monthly car allowance of $900.

7.            Expense Reimbursement. The Company will reimburse Employee for all necessary and reasonable expenses incurred by Employee in connection with the performance of his duties hereunder and in accordance with the Company's regular reimbursement procedures and practices in effect from time to time.

8.            Termination of the Agreement by the Company for Cause.

(a)            The Company may terminate Employee's employment under this Agreement for Cause.  "Cause" shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, conviction of a felony, suspension or removal from office or prohibition from participation in the conduct of ERB's, DNB's or the Company's affairs pursuant to a notice or other action by any bank regulatory agency having jurisdiction over ERB, DNB or the Company, or willful violation of any law, rule or regulation or final cease-and-desist order which in the reasonable judgment of the Board of Directors of the Company will probably cause substantial economic damages to the Company, willful or intentional breach or neglect by Employee of his duties, or material breach of any material provision of this Agreement.  For the avoidance of doubt, Cause shall include any occurrence described in the preceding sentence which occurred in the course of Employee's employment by ERB prior to the Merger which is discovered after the Merger.  For purposes of this paragraph, no act, or failure to act on Employee's part shall be considered "willful" unless done, or omitted to be done, by him without good faith and without reasonable belief that this action or omission was in the best interest of ERB or the Company, as the case may be; provided that any act or omission to act by Employee in reliance upon an approving opinion of counsel to ERB or the Company, as the case may be, or counsel to the Employee shall not be deemed to be willful.  The terms "incompetence" and "misconduct" shall be defined with reference to standards generally prevailing in the banking industry.  In determining incompetence and misconduct, the Company shall have the burden of proof with regard to the acts or omission of Employee and the standards prevailing in the banking industry.

(b)            In the event that the Company terminates Employee's employment under this Agreement for Cause, the Company shall not have any further obligation or liability under this Agreement, except that the Company will pay to Employee the portion, if any, of Employee's Base Salary for the period up to the date of termination which is due and owing but remains unpaid, along with unreimbursed expenses, and the Company shall have no further obligation or liability to Employee under this Agreement.

9.	Termination of the Agreement Upon Death or Permanent Incapacitation or by the Employee without Good Reason.

(a)            Employee's employment under this Agreement shall automatically terminate upon Employee's death.  The Company may terminate Employee's employment under this Agreement in the event Employee becomes permanently incapacitated as defined below in this subsection, upon at least 30 days' written notice to Employee.  For the purposes of this subsection 9(a), Employee shall be deemed permanently incapacitated if (i) he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by a physician selected by the Company or its insurer and reasonably acceptable to Employee or his legal representative, or (ii) he is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(b)            Employee may resign or otherwise terminate his employment under this Agreement, without Good Reason (as defined below in section 10), upon at least 30 days' written notice to the Company.

(c)            Upon termination of the Agreement pursuant to this section 9, the Company will pay to Employee (or in the event that this Agreement terminates as a result of Employee's death, then to his estate or designated beneficiaries) the portion, if any, of Employee's Base Salary for the period up to the date of termination which is due and owing but remains unpaid, any restricted stock awards to which Employee is entitled under the terms of the documents governing any such restricted stock, along with unreimbursed expenses, and the Company shall have no further obligation or liability to Employee under this Agreement.

(d)            In the event of a termination of the Agreement pursuant to this section 9 as a result of the Employee's death or permanent incapacitation, the Company shall continue to provide Employee and his dependents with medical and dental insurance coverage as described in section 10(c)(i)(B), (ii) and (iii) below for the remainder of the Term.

10.	Termination of the Agreement (a) by the Company for a Reason other than Cause, Death or Permanent Incapacitation, or (b) by Employee for Good Reason.

(a)            The Company shall have the right to terminate Employee's employment under this Agreement, at any time for a reason other than Cause, death or permanent incapacitation so long as the Company pays Employee in accordance with section 10(c).

(b)            Employee shall have the right to terminate his employment for Good Reason as defined below; provided, however, that prior to any termination of employment for Good Reason, Employee must first provide written notice to the President and Chief Executive Officer of the Company within 90 days of the initial existence of the condition, describing the existence of such condition, and the Company shall thereafter have the right to remedy the condition within 30 days of the date the Company received the written notice from Employee.  If the Company remedies the condition within such 30 day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Company does not remedy the condition within such 30 day cure period, then Employee may deliver a written notice of termination for Good Reason at any time within 60 days following the expiration of such cure period.  "Good Reason" shall mean one or more of the following events (a "Triggering Event"):  (i) the assignment to Employee of any duties inconsistent with Employee's positions, duties, responsibilities, titles or offices with the Company as in effect as of the Start Date, (ii) any removal of Employee from any of such positions, except in connection with a termination or suspension of employment for Cause, permanent incapacitation or death, (iii) a reduction by the Company of Employee's Base Salary, bonus opportunities and/or benefits as in effect as of the Start Date or as the same may be increased from time to time thereafter, or the failure to grant periodic increases in the Employee's base annual salary on a basis at least substantially comparable to the lowest periodic increase granted to other officers of the Company having the title of Executive Vice President or above, (iv) any purported termination of Employee's employment with the Company when Cause for such termination does not exist, (v) a relocation of Employee's workplace to a location more than 30 miles outside of Chester County, Pennsylvania, or (vi) a change in the officer to whom the Employee reports to an officer at a level lower than the President and Chief Executive Officer.

(c)            (i)  In the event that, prior to the expiration of the Term, the Company terminates Employee's employment for a reason other than Cause, death or permanent incapacitation, or the Employee terminates his employment for Good Reason during the Term, in each case upon at least 30 days' written notice to the other party, then the Company agrees to (A) pay Employee, as cash severance, the Base Salary the Employee would have earned for the remainder of the Term and (B) continue to provide Employee and his dependents with medical and dental insurance coverage as described below for the remainder of the Term.  Expiration of the Term shall not constitute termination for a reason other than Cause.  The cash severance payments described above in this section 10(c) will be made on the Company's regular paydays and in accordance with the Company's regular payroll practices.  The Company's obligation to pay severance under this subsection is expressly conditioned upon Employee executing a general release provided to him following Employee's termination of employment, which would release any and all claims, charges and complaints against the Company, its affiliates or assigns, Board members or employees through the date of Employee's termination from employment, with such general release to be substantially similar to the form attached hereto as Exhibit A.  The Company will begin to make any severance payment required under this section 10(c) herein within thirty (30) days after Employee's execution of the general release (on the condition that Employee does not earlier revoke acceptance of the general release pursuant to its terms), unless a deferral of payment for six months beyond the date of termination of employment is required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), in which case the first payment following such deferral shall consist of all payments which would have been made prior thereto but for such deferral and provided further that if either (X) the time period for making any cash payment under this section 10(c) commences in one calendar year and ends in the succeeding calendar year or (Y) the time period that Employee has to consider the terms of the general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the payments shall not commence until the succeeding calendar year.

(ii)            In the event that Employee's continued participation in any medical or dental plan, program or arrangement as provided in this section 10(c) is barred or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, then the Company shall arrange to provide Employee and his dependents with benefits substantially similar to those which Employee was entitled to receive under such plans, programs and arrangements immediately prior to the date of termination.

(iii)            (A) Any insurance premiums payable by the Company or any successors pursuant to this section 10(c) shall be payable at such times and in such amounts as if Employee was still an employee of the Company, subject to any increases in such amounts imposed by the insurance company or COBRA, with Employee paying any employee portion of the premiums that Employee would have been required to pay if he was still an employee of the Company, and (B) the amount of insurance premiums required to be paid by the Company in any taxable year shall not affect the amount of insurance premiums required to be paid by the Company in any other taxable year.

(iv)            Irrespective of whether the Employee signs the general release and is entitled to severance as described above, the Company will pay to Employee the portion, if any, of Employee's Base Salary for the period up to the date of termination which is due and owing but remains unpaid, along with unreimbursed expenses.  Thereafter, the Company shall have no further obligation or liability to Employee under this Agreement.

(v)            In the event that Employee does not execute the general release, Employee shall not be entitled to any severance payment or contined insurance benefits described above in section 10(c)(i) and the Company shall have no further obligation or liability under this Agreement except as provided for in section 10(c)(iv).

(vi)            In the event that Employee breaches sections 12, 13, or 14 of this Agreement as determined by a court of competent jurisdiction, in addition to the Company's other remedies under this Agreement, the Company's obligation to make the severance payments under section 10(c)(i) will immediately cease, and Employee will be required to repay the Company any monies paid to Employee pursuant to section 10(c)(i) and, in which case, Employee agrees that the release shall remain valid and binding.  In the event that Employee dies during the pay-out period of the severance provided in this section, such remaining severance payments will be made to Employee's estate, or designated beneficiaries, subject to the provisions of this Agreement.

(vii)            The provisions of this section 10(c) shall be Employee's exclusive remedy for the termination of Employee's employment pursuant to sections 10(a) or 10(b) of this Agreement.

(d)            Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.  The severance payments provided for in this Agreement shall not be reduced by any compensation or other payments received by Employee after the date of termination of Employee's employment from any source.

11.            Company Clients.  Employee agrees that all clients for whom Employee or others at the Company perform services while at the Company shall be considered clients of the Company, and shall not be considered clients of Employee.  All prospective clients with whom Employee has business dealings during Employee's employment with the Company shall be considered prospective clients of the Company, and shall not be considered prospective clients of Employee.  In the event that Employee's employment with the Company is terminated for any reason (whether voluntarily or involuntarily), Employee shall have no rights in or to any clients or prospective clients of the Company.

12.            Non-Disclosure of the Company's Confidential Information.  The Company, in the course of performing its business activities, (a) acquires and develops trade secrets and confidential and proprietary information which is not generally known in the industry, and (b) acquires trade secrets and confidential and proprietary information which is not generally known to the public of or about the Company and its affiliates, clients, prospective clients, vendors, business partners, licensors, suppliers and other companies, persons or entities with which the Company maintains or has maintained a business relationship (hereinafter collectively, "Company Business Relationships").

Employee recognizes that the knowledge and information acquired by Employee concerning the following information of the Company and of the Company Business Relationships:  corporate information, including, but not limited to, business plans and methods, trade secrets, products, services, financial affairs, formulae, technology, know-how, contracts, pricing lists, costs, policies, sales methods, financial information, profits, expenses, operations, operating methods and procedures, blueprints, drawings, processes, statistics, suppliers, marketing data, strategic information, sales and plans for future developments, methods, reports, plans, strategies and efforts, lists of clients and/or prospective clients, client and prospective client requirements, information and files, proposals and communications with clients and prospective clients, fees, information regarding meeting attendees, employee lists and information, financial and other record systems, records, applications, computers, computer programs, system documentation, hardware, software and information contained therein, marketing and expansion plans, technologies, development, projects, forms and other trade secrets, inventions designs, know-how, any facts concerning the systems, methods, procedures or plans developed or used by the Company or Company Business Relationships or other private, confidential or proprietary information of or about the Company or Company Business Relationships which is not already available to the public (collectively, "Confidential Information") are valuable, special and unique aspects of the business of the Company and the Company Business Relationships.  Employee recognizes that such Confidential Information would not be provided to Employee by the Company in the absence of this signed Agreement because of the risks that valuable Confidential Information might otherwise be divulged and thereby damage the Company's competitive position in the marketplace, damage the Company's relationship with Company Business Relationships, or otherwise cause damage to Company Business Relationships.

Employee agrees that he will not, during or after Employee's relationship with the Company, (i) disclose, in whole or in part, any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever unless authorized in writing to do so by the Company, or (ii) use any Confidential Information for Employee's own purpose or for the benefit of any person, firm, corporation, association or other entity other than the Company, except in the proper performance of Employee's duties as instructed by the Company.  Notwithstanding the foregoing, Employee may disclose information regarding the business activities of the Company to a bank regulator having regulatory jurisdiction over the activities of the Company provided such disclosure is pursuant to a formal regulator request.  Upon the cessation of Employee's employment with the Company, the restrictions set forth in this section will not apply to Confidential Information which is then in the public domain (unless Employee is responsible, directly or indirectly, for such Confidential Information entering the public domain without the Company's consent).

13.            Intellectual Property.  All patent, trademark, copyright, trade secret and other intellectual property rights (the "Intellectual Property") which Employee (either alone or in conjunction with others) conceived, made, obtained or developed during the term of his employment with the Company or conceives, makes or obtains during the term of his employment with the Company (whether during or outside of working hours), and relate in any way to the Company's business ("Company Intellectual Property"), is the sole property of the Company and shall be considered a work made for hire.  The Intellectual Property belongs to the Company whether or not patent, trademark, copyright and/or other intellectual property right applications are or can be filed thereon.

Employee will make full and prompt disclosure to the Company of all Company Intellectual Property and, at the Company's request and expense, will at any time and from time to time during and after Employee's employment with the Company execute and deliver to the Company such applications, assignments and other papers and take such other actions (including, but not limited to, testifying in any legal proceedings) as the Company, in its sole discretion, considers necessary to vest, perfect, defend or maintain the Company's rights in and to such Company Intellectual Property.  To the extent Employee is no longer employed by the Company at the time of such request, Employee shall receive reasonable compensation for his time and reimbursement for reasonable expenses incurred in complying with this provision.  Employee has attached to this Agreement a complete list of Intellectual Property, if any, conceived, made, obtained or developed by Employee outside the scope of his employment by the Company and such Intellectual Property is excluded from the undertakings in this Agreement.

14.            Return of the Company's Documents and Other Information.  Upon the cessation of Employee's employment with the Company or at any other time upon request of the Company, Employee shall deliver to the Company any and all Company property (including, but not limited to, keys and credit cards), documents (including, but not limited to, the Company information and documents stored on Employee's computer, including any documents, files, reports or other information received or made by Employee in connection with Employee's employment with the Company, regardless of whether or not such information is Company Confidential Information) and equipment (including, but not limited to, cell phones and computer equipment).

15.            Subsequent Employment and Enforcement.

(a)            Employee's Ability to Earn Livelihood.  Employee acknowledges that, in the event of a cessation of Employee's employment with the Company, for any reason and at any time, Employee may be able to earn a livelihood without violating the provisions of sections 12 through 14 of this Agreement.  Employee's ability to earn a livelihood without violating sections 12 through 14 of this Agreement is a material condition of Employee's employment with the Company.  Employee and the Company acknowledge that Employee's rights have been limited by this Agreement only to the extent reasonable necessary to protect the legitimate interests of the Company.

(b)            Enforcement.   Employee agrees that if Employee violates the covenants and agreements set forth above (including sections 12 through 14), the Company would suffer irreparable harm, and that such harm to the Company may be impossible to measure in monetary damages.  Accordingly, in addition to any other remedies which the Company may have at law or in equity, the Company shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by Employee, and the Company shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach, of this Agreement, provided that prior to seeking such relief, the Company shall first provide written notice to Employee setting forth the facts and circumstances underlying the alleged breach and giving Employee at least 10 business days to cure the alleged breach.  In such event, the Company shall be entitled to an accounting and repayment of all profits, compensation, remunerations or benefits which Employee, directly or indirectly, has realized or may reasonably be expected to realize as a result of, growing out of, or in conjunction with any violation.  Such remedies shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law or in equity under this Agreement. Notwithstanding anything to the contrary herein, in the event either party pursues court proceedings to enforce an alleged violation of the provisions of this Agreement and fails to prevail in such proceeding, the non-prevailing party shall reimburse the other party for all reasonable legal fees, costs and expenses incurred thereby in such proceeding.

(c)            Employee understands and agrees that the covenants, undertakings and agreements in sections 12 through 14 herein will survive the termination of this Agreement or the cessation of Employee's employment with the Company for any reason.  The existence of any claim or cause of action that Employee may have against the Company or any other person, including but not limited to, any claim under this Agreement, will not constitute a defense or bar to the enforcement of any of the covenants and undertakings contained in sections 12 through 14 (or any of them) herein.

(d)            Employee recognizes and acknowledges that the restrictions set forth in sections 12 through 14 above:  (i) are necessary to preserve the Company's legitimate business interests and information and goodwill; (ii) are appropriately limited in time and scope; and (iii) will not prevent Employee from earning a livelihood.

(e)            Employee expressly acknowledges that the restrictions and covenants set forth in sections 12 through 14 are a material part of the consideration bargained for by the Company and, without Employee's agreement to be bound by such provisions, the Company would not have agreed to enter into this Agreement.

(f)            If any court of competent jurisdiction construes any of the restrictions or covenants set forth in sections 12 through 14 above, or any part thereof, to be invalid or unenforceable because of the duration, scope or geographic area covered thereby, such court will have the power to reduce the duration, scope or geographic area of such provision and, in its reduced form, such provision will then be valid and enforceable and will be enforced.

16.            Payment Obligations Absolute.  Provided that the preconditions for payment set forth in this Agreement are fully satisfied, the Company's obligation to pay Employee the severance payments provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off counter claim, recoupment, defense or other right which the Company may have against Employee.  All amounts payable by the Company hereunder shall be paid without notice or demand.

17.            Assignability.  This Agreement shall be binding and inure to the benefit of the parties hereto, and to the Company's successors or assigns, entities with which the Company may merge or consolidate, entities to which the Company may sell or transfer all or substantially all of its assets or the assets of the Company, entities which by any corporate transaction or reorganization operate and control the Company's business, or to any other entities which operate as a successor to the Company by operation of law or otherwise.  Since Employee's duties and covenants under this Agreement are personal, this Agreement shall not be assignable by Employee.  Employee expressly consents and agrees to such assignment and enforcement of such rights and obligations by the assignee.

18.            Notice.  Any termination of Employee's employment by the Company or by Employee shall be communicated by a dated written notice, signed by the party giving the notice, which shall (a) indicate the specific termination provision in this Agreement relied upon; (b) set forth in reasonable detail the facts and circumstances claimed to provide the basis for termination of Employee's employment under the provision so indicated, and (c) specify the effective date of termination. Any notices required or permitted under this Agreement shall be deemed sufficient and effective if (i) in writing and (ii) either (A) when delivered in person or by facsimile, telecopier, telegraph or other electronic means capable of being embodied in written form or (B) three business days after deposit thereof in the U.S. mails by certified or registered mail, return receipt requested, postage prepaid, addressed to, in the case of the Employee, at the last address the Employee has on file with the Company (unless such address is changed by written notice hereunder) or, in the case of Company, to its main office to the attention of the Company's Chief Executive Officer.

19.            Miscellaneous.

(a)            Headings.   The headings contained in this Agreement are inserted for convenience of reference only, and shall not be deemed to be a part of this Agreement for any purposes, and shall not in any way define or affect the meaning, construction or scope of any of the provisions of this Agreement.

(b)            Choice of Law/Forum Selection.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to its conflicts of laws principles).  The parties irrevocably consent to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania in all matters arising out of or relating to this Agreement or otherwise arising between the parties and the parties waive any objection based on forum non conveniens and any objection to venue in connection therewith.

(c)            Entire Agreement.   This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and supersedes all prior negotiations, agreements, discussions and proposals, both oral and written, between Employee and the Company.  This Agreement may not be amended or modified, and no waiver hereunder shall be valid or binding, unless set forth in writing, duly executed by the party against whom enforcement of the amendment, modification or waiver is sought.

(d)            Construction and Severability.  If any section, paragraph, term or provision of this Agreement, or the application thereof, is determined by a competent court or tribunal to be invalid or unenforceable, then the other parts of such section, paragraph, term or provision shall not be affected thereby and shall be given full force and effect without regard to the invalid or unenforceable portions, and the section, paragraph, term or provision of this Agreement will be deemed modified to the extent necessary to render it valid and enforceable.

(e)            Waiver.  Neither the failure nor delay of either party to exercise any right or remedy under this Agreement shall operate or be construed as a waiver of any such right or remedy or constitute an excuse for any subsequent breach of this Agreement.

(f)            Acknowledgement.  Employee acknowledges that he has carefully read and considered the provisions of this Agreement, has had an opportunity to consult with an independent legal counsel of his choosing, and accepts employment on the terms set forth in this Agreement.

(g)            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which shall constitute one and the same instrument.  Faxed and electronic signatures are authorized.

DNB FIRST, N.A.

By: /s/ William J. Hieb
Name: William J. Hieb
Title: President

/s/ Christopher P. McGill
Christopher P. McGill

GENERAL RELEASE

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, ______________________________, an individual with an address of ______________________ ("Executive"), on behalf of himself, his agents, successors, heirs and assigns (collectively, the "Releasors"), does hereby release, remise and forever discharge DNB FIRST, N.A. (the "Company") and DNB FINANCIAL CORPORATION ("DNB Financial"), each of their parents, subsidiaries, affiliates, related entities, predecessors, successors, assigns, and each of their current and former agents, shareholders, employees, officers, directors, executives, members, trustees, representatives, attorneys, investors and insurers and each of their heirs, successors, executors and administrators and all persons acting by, through, under and/or in concert with any of them (hereinafter the "Releasees") of and from any and all claims, demands, causes of action, actions, rights, damages, judgments, costs, compensation, suits, debts, dues, accounts, bonds, covenants, agreements, expenses, attorneys' fees, penalties, punitive damages and liability of any nature whatsoever, in law or in equity or otherwise, which Releasors have had, now have, shall or may have, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, by reason of any cause, matter or thing whatsoever, from the beginning of time to the effective date of this General Release, relating to or arising out of Executive's employment or affiliation with the Company, the terms and conditions of such employment or affiliation, and the termination of that employment or affiliation.
By this General Release, Executive acknowledges that he is giving up all claims relating to or arising out of his employment or affiliation with the Company, the terms and conditions of such employment or affiliation, and the termination of that employment or affiliation, including but not limited to, claims for breach of contract or implied contract, wrongful, retaliatory or constructive discharge, negligence, misrepresentation, fraud, detrimental reliance, promissory estoppel, defamation, invasion of privacy, impairment of economic opportunity, tortious interference with contract or business relationships, intentional or negligent inflection of emotional distress, any and all other torts, and claims for attorney's fees, as well as the following statutory claims described below.

Executive further acknowledges that various local, state and federal laws prohibit discrimination based on age, gender, sexual orientation, race, color, national origin, religion, disability, and handicap or veterans status. These include Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, and the Civil Rights Act of 1991 (relating to gender, national origin, religion, race and certain other kinds of job discrimination); the Pregnancy Discrimination Act; the Age Discrimination in Employment Act (the "ADEA") and the Older Workers Benefit Protection Act (relating to age discrimination in employment), the Rehabilitation Act of 1973 and the Americans with Disabilities Act (relating to disability discrimination in employment), and the Pennsylvania Human Relations Act (prohibiting all of the above forms of employment discrimination). Executive also understands and acknowledges that there are various federal and state laws governing benefit issues, wage and hour issues, and other employment issues, including, but not limited to, the Employee Retirement Income Security Act (excluding claims for vested benefits), the Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Fair Labor Standards Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Pennsylvania Wage Payment and Collection Law, wage and hour laws, whistleblower laws and other laws. Executive acknowledges that he is giving up any claims he may have under any of these statutes and under any other federal, state or municipal statute, ordinance, executive order or regulation relating to discrimination in employment, wage and hour issues, or in any way pertaining to employment relationships. He also understands and acknowledges that he is giving up any and all claims for benefits including, but not limited to, life insurance, accidental death & disability insurance, sick leave or other employer-provided plan or program; claims for distributions of income or profit; claims for reimbursement; claims for wages; claims for vacation or other leave time; claims relating to retirement, pension and/or profit sharing plans (excluding claims for vested benefits); claims for group health insurance coverage (excluding claims for COBRA continuation coverage); or any other claims. Executive understands and acknowledges that this General Release applies to all such employment-related claims that he now has or may have had to the effective date of this General Release.
Executive further agrees that neither Executive, nor anyone on Executive's behalf shall or may seek, or be entitled to recover reasonable attorneys' fees and costs pursuant to any of the aforementioned federal, state or municipal statutes, or any other such laws. Executive understands and acknowledges that this General Release applies to all claims and causes of action relating to or arising out of Executive's employment or affiliation with the Company, the terms and conditions of such employment or affiliation, and the termination of that employment or affiliation which he now has or may have had to the date of this General Release.

Notwithstanding any provision of this General Release to the contrary, nothing contained herein shall be deemed to modify, waive, release, terminate or amend any of the following: (a) any claims for breach of the payment and benefit obligations of Sections 9(d) or 10(c) of Executive's Employment Agreement with the Company dated _____________, (b) any claims that cannot be released as a matter of law, including claims for worker's compensation, unemployment benefits claims, or vested retirement benefits, (c) any vested right that Executive may possess under any benefit plan sponsored by the Company or DNB Financial, (d) any vested right that Executive may have under any outstanding stock options or restricted stock awards with respect to the common stock of DNB Financial, (e) any rights or claims that Executive may have under the ADEA which arise after the date Executive signs this General Release, (f) any right to indemnification, contribution or insurance coverage arising under any applicable directors and officers insurance policy of the Company, DNB Financial or their predecessors or successors, applicable law, the terms of the Agreement and Plan of Merger by and between DNB Financial and East River Bank dated as of April __, 2016, or the organizational documents of the Company, DNB Financial or their predecessors or successors, and (g) any right to elect and receive continuation coverage under Section 4980B of the Internal Revenue Code or any successor section. This General Release does not prevent Executive from filing a charge or complaint, including a challenge to the validity of this General Release, with the U.S. Equal Employment Opportunity Commission ("EEOC"). Likewise, this General Release does not prevent Executive from participating in any investigation or proceeding conducted by the EEOC or other government agency, or to otherwise engage in protected activity. However, this General Release does waive Executive's right to any monetary or other relief of any nature whatsoever in connection with any such charge, investigation or proceeding. Notwithstanding any other provision in this General Release, Executive waives any right he may have to bring or participate in any collective action or class action against the Company.
Executive represents that: (i) he has not filed any civil actions, lawsuits, complaints, charges or claims for relief or benefits against or involving the Company with any local, state or federal court, regulatory body, or administrative agency, that are currently outstanding; (ii) he has not transferred or assigned any claim described by this General Release; (iii) he has received all leave (paid or unpaid), compensation, wages, overtime if applicable, vacation pay, expense reimbursements, and/or benefits to which he may be entitled and that no other amounts and/or benefits are due except as expressly provided in Section 9(d) or 10(c) of Executive's Employment Agreement; and (iv) he has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by or against the Company.

Executive acknowledges that he has been advised by the Company to consult with an attorney prior to signing this General Release to explain the terms of this General Release including, without limitation, the terms relating to Executive's release of claims arising under the Age Discrimination in Employment Act. Executive has been given at least twenty-one (21) days to consider the terms of this General Release and consult with his attorney, and for a period of seven (7) days following his acceptance and signing hereof, Executive has the option to revoke his acceptance of this General Release by a signed writing to the Company and received by _____________, with an address of ______________ before the revocation period expires. The revocation period starts the day after Executive signs this General Release. The revocation period expires at 5:00 p.m. on the last day of the revocation period, but if the last day is not a business day, the revocation period continues to run until 5:00 p.m. on the next business day. This General Release shall not become effective or enforceable until the revocation period has expired. If Executive revokes this General Release, then he will not be entitled to any of the payments, benefits, or other consideration offered by the Company in exchange for this General Release. This General Release may be assigned by the Company and shall inure to the benefit of, and may be enforced by the Company, its successors and their respective assigns. This General Release is personal to Executive and may not be assigned by Executive.

Accepted and Agreed to on this
____ day of _____________, 20__,
and intending to be legally bound.

By:_________________________